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                                   EXHIBIT 11

                          FIRST REPUBLIC BANCORP INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

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
                                                                   Quarter Ended
                                                                      March 31,
                                                               --------------------------
                                                                  1994           1993
                                                               -----------    -----------
Primary:
Net income available to common stock                           $   660,000    $ 2,946,000
Effect of convertible subordinated debentures,
 net of taxes (1)                                                  399,000        402,000
                                                               -----------    -----------
Adjusted net income for fully diluted calculation (1)
 (1994 Proforma only)                                          $ 1,059,000    $ 3,348,000
                                                               ===========    ===========
Weighted average shares outstanding,
 beginning of period excluding treasury shares                   7,743,965      7,716,087
Effect of stock options exercised during period                      3,114          1,379
Weighted average shares of stock purchased by employees              1,896            ---
Weighted average shares of dilutive stock
 options under treasury stock method                               356,519        264,860
Weighted average shares of treasury stock                          (28,273)           ---
                                                               -----------    -----------
Adjusted shares outstanding - primary                            8,077,221      7,982,326
                                                               ===========    ===========
Net income per common share - primary                                $0.08    $      0.37
                                                               ===========    ===========
Fully Diluted:
Adjusted shares - primary, from above                            8,077,221      7,982,326
Weighted average shares issuable upon conversion
 of convertible subordinated debentures (1)                      2,524,210      2,524,210
Additional weighted average shares of dilutive
 stock options converted at period-end
 stock price under the treasury stock method                            10             48
                                                               -----------    -----------
Adjusted shares outstanding - fully diluted                     10,601,441     10,506,584
                                                               ===========    ===========
Net income per share - fully diluted (1)                             $0.08    $      0.32
                                                               ===========    ===========
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Per share amounts and numbers of shares have been adjusted to reflect the effect of the 3% stock dividend paid to stockholders of record on February 18, 1994.

(1) Due to the existence of convertible subordinated debentures, the fully-diluted calculation for 1993 includes the number of shares which would be outstanding if all such debentures were converted and adjusts reported net income for the effect of interest expense on the debentures, net of taxes. For the first quarter of 1994, the convertible subordinated debentures are anti-dilutive.